                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            ACCUSTAFF INCORPORATED,

                            ACCUSTAFF MERGER CORP.,

                       ACCUSTAFF MERGER SUBSIDIARY, INC.,

                           THE MCKINLEY GROUP, INC.,

                               MGI SERVICES, INC.

                                      AND

                  THE SHAREHOLDERS OF THE MCKINLEY GROUP, INC.
                             AND MGI SERVICES, INC.



                           DATED AS OF JUNE 19, 1996

                               TABLE OF CONTENTS
                                                                Page
                                                                ----
Parties........................................................    1
Preamble.......................................................    1
ARTICLE 1 - TRANSACTIONS AND TERMS OF MERGERS..................    1
1.1   Company Merger...........................................    1
1.2   MGI Merger...............................................    2
1.3   Time and Place of Closing................................    2
1.4   Effective Time...........................................    2
ARTICLE 2 - TERMS OF MERGERS...................................    2
2.1   Charter..................................................    2
2.2   Bylaws...................................................    3
2.3   Directors and Officers...................................    3
2.4   Certain Closing Deliveries...............................    3
ARTICLE 3 - MANNER OF CONVERTING SHARES........................    4
3.1   Conversion of Shares.....................................    4
3.2   Anti-Dilution Provisions.................................    5
3.3   Shares Held by Company or Parent.........................    5
3.4   Dissenting Shareholders..................................    5
3.5   Fractional Shares........................................    6
ARTICLE 4 - EXCHANGE OF SHARES.................................    6
4.1   Exchange Procedures......................................    6
4.2   Rights of Former Shareholders............................    7
4.3   Escrow Shares............................................    7
ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF COMPANY AND MGI..    7
5.1   Organization, Standing, and Power........................    7
5.2   Authority; No Breach By Agreement........................    8
5.3   Capital Stock............................................    8
5.4   Financial Statements.....................................    9
5.5   Absence of Certain Changes or Events.....................    9
5.6   Tax Matters..............................................   11
5.7   Assets...................................................   12
5.8   Intellectual Property....................................   12
5.9   Environmental Matters....................................   13
5.10  Compliance With Laws.....................................   13
5.11  Labor Relations..........................................   14
5.12  Employee Benefit Plans...................................   14
5.13  Material Contracts.......................................   16
5.14  Legal Proceedings........................................   16
5.15  Reports..................................................   17
5.16  Statements True and Correct..............................   17
5.17  Accounting, Tax and Regulatory Matters...................   17

5.18  Charter Provisions......................................  17
ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS....  17
6.1   Ownership of Shares.....................................  17
6.2   Authority and Approval; No Breach By Agreement..........  18
6.3   Purchase for Investment; Accredited Investor Status.....  18
ARTICLE 7 - REPRESENTATIONS AND WARRANTIES OF Parent..........  18
7.1   Organization, Standing, and Power.......................  18
7.2   Authority; No Breach By Agreement.......................  19
7.3   Capital Stock...........................................  19
7.4   SEC Filings; Financial Statements.......................  20
7.5   Absence of Certain Changes or Events....................  20
7.6   Tax Matters.............................................  20
7.7   Compliance With Laws....................................  21
7.8   Legal Proceedings.......................................  21
7.9   Statements True and Correct.............................  21
7.10  Authority of Sub and Sub II.............................  22
7.11  Accounting, Tax and Regulatory Matters..................  22
ARTICLE 8 - CONDUCT OF BUSINESS PENDING CONSUMMATION..........  22
8.1   Affirmative Covenants of Company and MGI................  22
8.2   Negative Covenants of Company and MGI...................  23
8.3   Covenants of Parent.....................................  24
8.4   Adverse Changes in Condition............................  25
ARTICLE 9 - ADDITIONAL AGREEMENTS.............................  25
9.1   Exchange Listing........................................  25
9.2   Applications; Antitrust Notification....................  25
9.3   Filings with State Offices..............................  26
9.4   Agreement as to Efforts to Consummate...................  26
9.5   Investigation and Confidentiality.......................  26
9.6   Press Releases..........................................  27
9.7   Certain Actions.........................................  27
9.8   Shareholder Releases....................................  27
9.9   Accounting and Tax Treatment............................  27
9.10  Charter Provisions......................................  28
9.11  Certain Payments........................................  28
9.12  Operations After the Effective Time.....................  28
9.13  Certain Tax Returns of Company and MGI..................  29
ARTICLE 10 - CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE  30
10.1  Conditions to Obligations of Each Party.................  30
10.2  Conditions to Obligations of Parent.....................  31
10.3  Conditions to Obligations of Company and MGI............  32
ARTICLE 11 - INDEMNIFICATION..................................  33
11.1  Agreement of Indemnitors to Indemnify...................  33

11.2   Procedures for Indemnification........................ 34
11.3   Third Party Claims.................................... 34
11.4   Other Rights and Remedies Not Affected................ 36
11.5   Survival.............................................. 36
11.6   Time Limitations...................................... 36
11.7   Limitations as to Amount.............................. 36
11.8   Tax Effect and Insurance.............................. 36
11.9   Escrow................................................ 37
11.10  Subrogation........................................... 37
11.11  Appointment of Indemnitor Representative.............. 37
11.12  Arbitration........................................... 38
ARTICLE 12 - TERMINATION..................................... 38
12.1   Termination........................................... 38
12.2   Effect of Termination................................. 39
ARTICLE 13 - MISCELLANEOUS................................... 39
13.1   Definitions........................................... 39
13.2   Expenses.............................................. 47
13.3   Brokers and Finders................................... 48
13.4   Entire Agreement...................................... 48
13.5   Amendments............................................ 48
13.6   Waivers............................................... 48
13.7   Assignment............................................ 49
13.8   Notices............................................... 49
13.9   Governing Law......................................... 50
13.10  Counterparts.......................................... 50
13.11  Captions; Articles and Sections....................... 50
13.12  Interpretations....................................... 50
13.13  Enforcement of Agreement.............................. 50
13.14  Severability.......................................... 50
Signatures................................................... 51

                                LIST OF EXHIBITS
                                ----------------


EXHIBIT NUMBER   DESCRIPTION
- --------------   -----------

      1.         Form of Company Plan of Merger.  ((S) 1.1).

      2.         Form of MGI Plan of Merger.  ((S) 1.2).

      3.         Form of Escrow Agreement.  ((S)(S) 2.4(a), 4.3).

      4.         Form of ASI Escrow Agreement.  ((S)(S) 2.4(b), 4.3).

      5.         Form of Stock Restriction and Registration Rights Agreement.
                 ((S) 2.4(c)).

      6.         Form of Employment Agreement.  ((S) 2.4(d)).

      7.         Form of Noncompetition Agreement.  ((S) 2.4(e)).

      8.         Opinion of Hunton & Williams.  ((S) 10.2(d)).

      9.         Opinion of Alston & Bird.  ((S) 10.3(d)).

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


    THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of June 19, 1996, by and among ACCUSTAFF INCORPORATED ("Parent"), a Florida corporation having its principal office located in Jacksonville, Florida; ACCUSTAFF MERGER CORP. ("Sub"), a Virginia corporation having its principal office located in Jacksonville, Florida; ACCUSTAFF MERGER SUBSIDIARY, INC. ("Sub II"), a Virginia corporation having its principal office located in Jacksonville, Florida; THE MCKINLEY GROUP, INC. ("Company"), a Virginia corporation having its principal office located in Front Royal, Virginia; MGI SERVICES, INC. ("MGI"), a Virginia corporation having its principal office located in Front Royal, Virginia; and the shareholders of Company and MGI identified on Schedule I hereto (each a "Shareholder" and collectively the "Shareholders").

                                   PREAMBLE
                                   --------

   The Boards of Directors of Company, MGI, Sub, Sub II and Parent are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective shareholders. This Agreement provides for the acquisition of Company and MGI by Parent pursuant to the merger of Sub with and into Company and the merger of Sub II with and into MGI. At the effective time of such mergers, the outstanding shares of the capital stock of Company and MGI shall be converted into the right to receive shares of the common stock of Parent (except as provided herein). As a result, shareholders of Company and MGI shall become shareholders of Parent and Company and MGI shall continue to conduct their respective businesses and operations as wholly owned subsidiaries of Parent. The transactions described in this Agreement are subject to receipt of required regulatory consents and approvals and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the mergers for federal income tax purposes shall qualify as "reorganizations" within the meaning of Section 368(a) of the Internal Revenue Code, and for accounting purposes shall qualify for treatment as a pooling of interests.

   Certain terms used in this Agreement are defined in Section 13.1 of this Agreement.

   NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:


                                   ARTICLE 1
                       TRANSACTIONS AND TERMS OF MERGERS
                       ---------------------------------

   1.1 COMPANY MERGER. Subject to the terms and conditions of this Agreement and
       --------------
the provisions of the Company Plan of Merger attached as Exhibit 1, at the Effective Time, Sub shall be merged with and into Company in accordance with the provisions of Article 12 of the VSCA and with the effect provided in Section 13.1-721B of the VSCA (the "Company Merger").

Company shall be the surviving corporation resulting from the Company Merger and shall become a wholly-owned Subsidiary of Parent and shall continue to be governed by the Laws of the Commonwealth of Virginia. The Company Merger shall be consummated pursuant to the terms of this Agreement and the Company Plan of Merger, which have been approved and adopted by the respective Boards of Directors of Company, Sub and Parent, by the Shareholders as the sole shareholders of Company, and by Parent, as the sole shareholder of Sub.

   1.2   MGI MERGER. Subject to the terms and conditions of this Agreement and
         ----------
the provisions of the MGI Plan of Merger attached as Exhibit 2, at the Effective Time, Sub II shall be merged with and into MGI in accordance with the provisions of Article 12 of the VSCA and with the effect provided in Section 13.1-721B of the VSCA (the "MGI Merger"). MGI shall be the surviving corporation resulting from the MGI Merger and shall become a wholly-owned Subsidiary of Parent and shall continue to be governed by the Laws of the Commonwealth of Virginia. The MGI Merger shall be consummated pursuant to the terms of this Agreement and the MGI Plan of Merger, which have been approved and adopted by the respective Boards of Directors of MGI, Sub II and Parent, by the Shareholders as the sole shareholders of MGI, and by Parent, as the sole shareholder of Sub II.

   1.3  TIME AND PLACE OF CLOSING.   The closing of the transactions
        -------------------------
contemplated hereby (the "Closing") will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

   1.4  EFFECTIVE TIME. The Mergers and other transactions contemplated by this
        --------------
Agreement shall become effective on the date and at the time the Company Articles of Merger reflecting the Company Merger and the MGI Articles of Merger reflecting the MGI Merger shall become effective with the Secretary of State of the Commonwealth of Virginia (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the first business day following the last to occur of the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Mergers; or such later date within 30 days thereof as may be specified by Parent.


                                   ARTICLE 2
                               TERMS OF MERGERS
                               ----------------

   2.1  CHARTER.
        -------

       (a) The Articles of Incorporation of Company in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the surviving corporation resulting from the Company Merger until otherwise amended or repealed.

       (b) The Articles of Incorporation of MGI in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the surviving corporation resulting from the MGI Merger until otherwise amended or repealed.

   2.2     BYLAWS.
           ------

       (a) The Bylaws of Company in effect immediately prior to the Effective Time shall be the Bylaws of the surviving corporation resulting from the Company Merger until otherwise amended or repealed.

       (b) The Bylaws of MGI in effect immediately prior to the Effective Time shall be the Bylaws of the surviving corporation resulting from the MGI Merger until otherwise amended or repealed.

   2.3     DIRECTORS AND OFFICERS.
           ----------------------

       (a) The directors of Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the surviving corporation resulting from the Company Merger from and after the Effective Time in accordance with the Bylaws of such corporation. The officers of Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the surviving corporation resulting from the Company Merger from and after the Effective Time in accordance with the Bylaws of such corporation.

       (b) The directors of Sub II in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the surviving corporation resulting from the MGI Merger from and after the Effective Time in accordance with the Bylaws of such corporation. The officers of Sub II in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the surviving corporation resulting from the MGI Merger from and after the Effective Time in accordance with the Bylaws of such corporation.

   2.4  CERTAIN CLOSING DELIVERIES.  In connection with the Closing, each
        --------------------------
of Parent, Company and the Shareholders agrees to execute and deliver to each other party the following:

         (a) Parent and each Shareholder shall have executed and delivered to the other a General Escrow Agreement, which shall be in the form of
   Exhibit 3.

         (b) Parent and each Shareholder shall have executed and delivered to the other an ASI Escrow Agreement, which shall be in the form of Exhibit 4.

         (c) Parent and each Shareholder shall have executed and delivered to the other a Stock Restriction and Registration Rights Agreement, which shall be in the form of Exhibit 5.

         (d) Company and James J. Wayland, Jr. shall have executed and delivered to the other an Employment Agreement, which shall be in the form of
   Exhibit 6.

         (e) Parent, Company and each of the Shareholders shall have executed and delivered to the other a Noncompetition Agreement, which shall be in the form of Exhibit 7.

                                   ARTICLE 3
                          MANNER OF CONVERTING SHARES
                          ---------------------------

   3.1   CONVERSION OF SHARES. Subject to the provisions of this Article 3, at
         --------------------
the Effective Time, by virtue of the Mergers and without any action on the part of Parent, Company, MGI, Sub, Sub II or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

         (a) Each share of Parent Capital Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

         (b) Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one share of Company Common Stock.

         (c) Each share of Sub II Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one share of MGI Common Stock.

         (d) Each share of Company Common Stock (excluding shares held by Company, MGI or Parent or any of its Subsidiaries, in each case other than as a result of debts previously contracted, and excluding shares held by shareholders who perfect their statutory dissenters' rights as provided in
   Section 3.4) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for
   (i) the right to receive 348.23 shares of Parent Common Stock (the "Firm Exchange Ratio"), (ii) the right (subject to the provisions of Section 4.3) to receive 37.14 shares of Parent Common Stock (the "General Escrow Exchange Ratio"), and (iii) the right (subject to the provisions of Section 4.3) to receive 23.81 shares of Parent Common Stock (the "ASI Escrow Exchange Ratio" and, together with the Firm Exchange Ratio and the General Escrow Exchange Ratio, the "Exchange Ratio").

         (e) Each share of MGI Common Stock (excluding shares held by Company, MGI or Parent or any of its Subsidiaries, in each case other than as a result of debts previously contracted, and excluding shares held by shareholders who perfect their statutory dissenters' rights as provided in Section 3.4) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 3.52 shares of Parent Common Stock (the "MGI Exchange Ratio").

     3.2 ANTI-DILUTION PROVISIONS. In the event Parent changes the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Firm Exchange Ratio, the General Escrow Exchange Ratio, the ASI Escrow Exchange Ratio and the MGI Exchange Ratio shall be proportionately adjusted.

     3.3    SHARES HELD BY COMPANY OR PARENT. Each of the shares of Company
            --------------------------------
Common Stock or MGI Common Stock held by Company, MGI or by Parent or any of its Subsidiaries shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4    DISSENTING SHAREHOLDERS.
            -----------------------

            (a) Any holder of shares of Company Common Stock who perfects his dissenters' rights in accordance with and as contemplated by Article 15 of the VSCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the VSCA and surrendered to Company the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Company fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, Parent shall issue and deliver the consideration to which such holder of shares of Company Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Company Common Stock held by him. If and to the extent required by applicable Law, Company will establish (or cause to be established) an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting shareholders. Upon satisfaction of all claims of dissenting shareholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to Company.

            (b) Any holder of shares of MGI Common Stock who perfects his dissenters' rights in accordance with and as contemplated by Article 15 of the VSCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the VSCA and surrendered to MGI the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of MGI fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, Parent shall issue and deliver the consideration to which such holder of shares of MGI Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of MGI Common Stock held by him. If and to the extent required by applicable Law, MGI will establish (or cause to be established) an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting shareholders. Upon satisfaction of all claims of dissenting shareholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to MGI.

       (c) Each of the Shareholders agrees that it will not seek to assert dissenters' rights to which such Shareholder otherwise would be entitled.

   3.5 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement,
       -----------------
each holder of shares of Company Common Stock or MGI Common Stock exchanged pursuant to the Mergers who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the market value of one share of Parent Common Stock at the Effective Time. The market value of one share of Parent Common Stock at the Effective Time shall be the last sale price of such common stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Parent) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.


                                   ARTICLE 4
                              EXCHANGE OF SHARES
                              ------------------

    4.1   EXCHANGE PROCEDURES. At the Closing (or as soon as reasonably
          -------------------
practicable thereafter), each holder of shares of Company Common Stock or MGI Common Stock (other than shares to be canceled pursuant to Section 3.3 or as to which statutory dissenters' rights have been perfected as provided in Section 3.4) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to Parent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to
Section 4.2. To the extent required by Section 3.5, each holder of shares of Company Common Stock or MGI Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Parent Common Stock to which such holder may be otherwise entitled (without interest). Parent shall not be obligated to deliver the consideration to which any former holder of Company Common Stock or MGI Common Stock is entitled as a result of the Mergers until such holder surrenders such holder's certificate or certificates representing the shares of Company Common Stock for exchange as provided in this
Section 4.1. The certificate or certificates of Company Common Stock or MGI Common Stock so surrendered shall be duly endorsed as Parent may require. Any other provision of this Agreement notwithstanding, neither Parent, Company nor MGI shall be liable to a holder of Company Common Stock or MGI Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2   RIGHTS OF FORMER SHAREHOLDERS.  At the Effective Time,
           -----------------------------
the stock transfer books of Company and MGI shall be closed as to holders of Company Common Stock and MGI Common Stock immediately prior to the Effective Time and no transfer of Company Common Stock or MGI Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each certificate theretofore representing shares of Company Common Stock or MGI Common Stock (other than shares to be canceled pursuant to Sections 3.3 and 3.4) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 in exchange therefor, subject, however, to Company's and MGI's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Company or MGI, respectively, in respect of such shares of Company Common Stock or MGI Common Stock, respectively, in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Whenever a dividend or other distribution is declared by Parent on the Parent Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Parent Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Parent Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Company Common Stock or MGI Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1. However, upon surrender of such Company Common Stock or MGI Common Stock certificate, both the Parent Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such certificate.

    4.3   ESCROW SHARES. The General Escrow Shares shall be issued and held by
          -------------
the Escrow Agent pursuant to the terms of the General Escrow Agreement. The ASI Escrow Shares shall be issued and held by the Escrow Agent pursuant to the terms of the ASI Escrow Agreement.


                                   ARTICLE 5
               REPRESENTATIONS AND WARRANTIES OF COMPANY AND MGI
               -------------------------------------------------

     Company and MGI, jointly and severally, hereby represent and warrant to Parent as follows:

    5.1   ORGANIZATION, STANDING, AND POWER. Each of Company and MGI is a
          ---------------------------------
corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Virginia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Each of Company and MGI is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company. Neither Company nor MGI has any Subsidiaries.

     5.2  AUTHORITY; NO BREACH BY AGREEMENT.
          ---------------------------------

       (a) Each of Company and MGI has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Company and MGI and their respective shareholders. This Agreement represents a legal, valid, and binding obligation of each of Company and MGI, enforceable against Company and MGI in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

       (b) Neither the execution and delivery of this Agreement by Company or MGI, nor the consummation by Company or MGI of the transactions contemplated hereby, nor compliance by Company or MGI with any of the provisions hereof, will
(i) conflict with or result in a breach of any provision of Company's or MGI's respective Articles of Incorporation or Bylaws, or (ii) except as disclosed in
Section 5.2 of the Company Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of Company or MGI under, any Contract or Permit of Company or MGI or, (iii) subject to receipt of the requisite Consents referred to in
Section 10.1(a), violate any Law or Order applicable to Company, MGI or any of their respective Assets.

       (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Company or MGI of the Mergers and the other transactions contemplated in this Agreement.

     5.3   CAPITAL STOCK.
           -------------

       (a) The authorized capital stock of Company consists of 25,000 shares of Company Common Stock, of which 4,500 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of Company are duly and validly issued and outstanding and are fully paid and nonassessable under the VSCA. None of the outstanding shares of capital stock of Company has been issued in violation of any preemptive rights of the current or past shareholders of Company. There are no shares of capital stock or other equity securities of Company outstanding and no outstanding Rights relating to the capital stock of Company.

       (b) The authorized capital stock of MGI consists of 50,000 shares of MGI Common Stock, of which 4,500 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of MGI are duly and validly issued and outstanding and are fully paid and nonassessable under the VSCA. None of the outstanding shares of capital stock of MGI has been issued in violation of any preemptive rights of the current or past shareholders of MGI. There are no shares of capital stock or other equity securities of MGI outstanding and no outstanding Rights relating to the capital stock of MGI.

     5.4  FINANCIAL STATEMENTS.  Set forth in Section 5.4 of the Company
          --------------------
Disclosure Memorandum are true and correct copies of the Company Financial Statements (including, in each case, any related notes) prepared as of the date of this Agreement. Each of the Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and fairly present (or will fairly present) in all material respects the financial position of Company as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect. Company's shareholders' equity is not be less than Company's shareholders' equity as of May 31, 1996, excluding for purposes of the calculation of such shareholders' equity the effects of (i) all costs, fees and charges, including fees and charges of Company's accountants, counsel and financial advisors, whether or not accrued or paid, that are related to the transactions contemplated by this Agreement, (ii) distributions to the Shareholders in amounts which do not exceed those described in Section 5.4 of the Company Disclosure Memorandum, and (iii) any reductions in Company's shareholders' equity resulting from any actions or changes in policies of Company taken at the request of Parent.

     5.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 1995, except as disclosed in Section 5.5 of the Company Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company, and (ii) neither Company nor MGI has:

         (a) incurred any additional debt obligation or other obligation for borrowed money; or

         (b) repurchased, redeemed, or otherwise acquired or exchanged, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Company or MGI, or declared or paid any dividend or made any other distribution in respect of Company's or MGI's capital stock; or

         (c) except for this Agreement, issued, sold, pledged, encumbered, authorized the issuance of, entered into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permitted to become outstanding, any additional shares of

   Company Common Stock or MGI Common Stock or any other capital stock of Company or MGI, or any stock appreciation rights, or any option, warrant, or other Right with respect to any capital stock of Company or MGI; or

         (d) sold, leased, mortgaged or otherwise disposed of or otherwise encumbered any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

         (e) granted any increase in compensation or benefits to the employees or officers of Company or MGI, except as required by Law or pursuant to the express terms of Contracts or policies which are described in Section 5.5(g) of the Company Disclosure Memorandum and other than ordinary and customary increases in employee salaries in connection with periodic employee evaluations; paid any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 5.5(g) of the Company Disclosure Memorandum; or entered into or amended any severance agreements with officers of Company or MGI; granted any increase in fees or other increases in compensation or other benefits to directors of Company or MGI; or

         (f) entered into any employment Contract between Company or MGI and any Person that Company or MGI does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

         (g) adopted any new employee benefit plan of Company or MGI or terminated or withdrawn from, or made any material change in or to, any existing employee benefit plans of Company or MGI other than any such change that was required by Law or that, in the opinion of counsel, was necessary or advisable to maintain the tax qualified status of any such plan, or made any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

         (h) made any change in any Tax or accounting methods or systems of internal accounting controls; or

         (i) commenced any Litigation other than in accordance with past practice, settled any Litigation involving any Liability of Company or MGI for money damages or restrictions upon the operations of Company or MGI; or

         (j) entered into, modified, amended or terminated any material Contract (including any loan Contract) or waived, released, compromised or assigned any material rights or claims.

    5.6  TAX MATTERS.
         -----------

       (a) All Tax Returns required to be filed by or on behalf of Company or MGI have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before September 30, 1995, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all Tax Returns filed are complete and accurate. All Taxes shown on filed Tax Returns have been paid. To the Knowledge of Company, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as disclosed in Section 5.6 of the Company Disclosure Memorandum. Each of Company and MGI has made a valid election to be governed by the provisions of Subchapter S of the Internal Revenue Code and has never been subject to Subchapter C of the Internal Revenue Code. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of Company or MGI.

       (b) Neither Company nor MGI has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

       (c) The provision for any Taxes due or to become due for Company and MGI for the period or periods through and including the date of the respective Company Financial Statements that has been made and is reflected on such Company Financial Statements is sufficient to cover all such Taxes.

       (d) Deferred Taxes of Company and MGI have been provided for in accordance with GAAP.

       (e) Neither Company nor MGI is a party to any Tax allocation or sharing agreement and neither Company nor MGI has been a member of an affiliated group filing a consolidated federal income Tax Return, nor do Company or MGI have has any Liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

       (f) Each of Company and MGI is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-
9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

       (g) Except as disclosed in Section 5.6 of the Company Disclosure Memorandum, neither Company nor MGI has made any payments, is not obligated to make any payments, and is not a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

    5.7   ASSETS.  Except as disclosed in Section 5.7 of the Company Disclosure
          ------
Memorandum, each of Company and MGI has good and marketable title, free and clear of all Liens, to all of its Assets. All tangible properties used in the businesses of Company and MGI are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Company's and MGI's past practices. The accounts receivable of Company and MGI as set forth on the most recent balance sheet included in the Company Financial Statements delivered prior to the date of this Agreement or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims; and are collectible within 120 days after billing at the full recorded amount thereof less, in the case of accounts receivable appearing on the most recent balance sheet included in the Company Financial Statements delivered prior to the date of this Agreement, the recorded allowance for collection losses on such balance sheet. The allowance for collection losses on the such balance sheet has been determined in accordance with GAAP. All Assets which are material to Company's or MGI's business on a consolidated basis, held under leases or subleases by Company or MGI, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Neither Company nor MGI has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $1,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by Company or MGI under such policies. The Assets of Company and MGI include all Assets required to operate the businesses of Company and MGI as presently conducted, and there are no Assets that are required to operate the businesses of Company and MGI which are owned by any Affiliate of Company or MGI (other than MGI and Company, respectively).

     5.8   INTELLECTUAL PROPERTY.  Company or MGI owns or has a license to
           ---------------------
use all of the Intellectual Property used by Company or MGI in their respective businesses. Company or MGI is the owner of or has a license to any Intellectual Property sold or licensed to a third party by Company or MGI in connection with Company's and MGI's business operations, and Company or MGI has the right to convey by sale or license any Intellectual Property so conveyed. Except as disclosed in Section 5.8 of the Company Disclosure Memorandum, neither Company nor MGI is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Company threatened, which challenge the rights of Company or MGI with respect to Intellectual Property used, sold or licensed by Company or MGI in the course of its business, nor has any Person claimed or alleged any rights to such Intellectual Property. To the Knowledge of Company, the conduct of the businesses of Company and MGI does not infringe any Intellectual Property of any other Person. Except as disclosed in Section 5.8 of the Company Disclosure Memorandum, neither Company nor MGI is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 5.8 of the Company Disclosure Memorandum, no officer or director of Company or MGI is party to any Contract which restricts or prohibits such officer or director from engaging in activities competitive with any Person, including Company and MGI.

    5.9  ENVIRONMENTAL MATTERS.
         ---------------------

       (a) To the Knowledge of Company, Company, MGI, and their respective Participation Facilities and Operating Properties are, and have been, in compliance in all material respects with all Environmental Laws.

       (b) There is no Litigation pending or, to the Knowledge of Company, threatened before any court, governmental agency, or authority or other forum in which Company or MGI or any of their respective Operating Properties or Participation Facilities (or Company or MGI in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by Company or MGI or any of their respective Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence.

       (c) To the Knowledge of Company, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties.

    5.10   COMPLIANCE WITH LAWS.  Each of Company and MGI has in effect all
           --------------------
Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. Except as disclosed in Section 5.10 of the Company Disclosure Memorandum, neither Company nor MGI is:

         (a) in Default under any of the provisions of its Articles of Incorporation or Bylaws (or other governing instruments);

         (b) in Default under any Orders, or Permits applicable to its business or employees conducting its business; or

         (c) to the Knowledge of Company, in Default under any Laws applicable to its business or employees conducting its business; or

         (d) since January 1, 1993, in receipt of any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that Company or MGI is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring Company or MGI to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding.

Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to Parent.

    5.11   LABOR RELATIONS.  Neither Company nor MGI is the subject of any
           ---------------
Litigation asserting that Company or MGI has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel Company or MGI to bargain with any labor organization as to wages or conditions of employment, nor is Company or MGI party to any collective bargaining agreement, nor is there any strike or other labor dispute involving Company or MGI, pending or threatened, or to the Knowledge of Company, is there any activity involving Company's or MGI's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.1   EMPLOYEE BENEFIT PLANS.
           ----------------------

       (a) Company has disclosed in Section 5.12 of the Company Disclosure Memorandum, and has delivered or made available to Parent prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Company, MGI or any ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Company Benefit Plans"). Any of the Company Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Company ERISA Plan." No Company ERISA Plan is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code), and neither Company nor has never maintained or contributed to (or been required to contribute to) such a defined benefit plan. Neither Company nor MGI nor any of their ERISA Affiliates have had an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)).

       (b) To the Knowledge of Company, all Company Benefit Plans and any related trusts (to the extent applicable) have been administered in accordance with their written terms, and are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company. Each Company ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Company is not aware

(after due inquiry of the Plan Administrator, Trustee, Company officers and plan service providers) of any circumstances likely to result in revocation of any such favorable determination letter, disqualification of any such Plan, loss of intended tax consequences under the Internal Revenue Code, any Tax under Section 511 of the Internal Revenue Code or any penalty or liability to any Company Plan, the Company or an ERISA Affiliate of Company. To the Knowledge of Company, neither Company nor MGI has engaged in a transaction with respect to any Company Benefit Plan that, assuming the taxable period of such transaction has not expired as of the date hereof, would subject Company or MGI to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA, other than such transactions that are not reasonably likely to have a Material Adverse Effect on Company.

       (c) Except as disclosed in Section 5.12 of the Company Disclosure Memorandum, neither Company nor MGI has any Liability for retiree health and life benefits under any of the Company Benefit Plans and there are no restrictions on the rights of Company or MGI to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder.

       (d) Except as disclosed in Section 5.12 of the Company Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of Company or MGI from Company or MGI under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

       (e) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of Company and MGI and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Company Financial Statements to the extent required by and in accordance with GAAP.

       (f) There are no unresolved claims or disputes under the terms of, or in connection with, the Company Plans other than claims for benefits which are payable in the ordinary course of business and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any Company Plan.

       (g) Neither the Company nor MGI nor any of their ERISA Affiliates has entered into any Contract under which either Company, MGI or their ERISA Affiliates have assumed any liability relating to their clients' retirement plans, nor have either Company, MGI and/or their ERISA Affiliates made any verbal representations that the use of any employees of Company, MGI or their ERISA Affiliates would have no adverse consequence on such retirement plans.

       (h) Participation in Company Plans has been limited to individuals who constitute common-law employees of Company and MGI as determined under the analysis set forth in Rev. Rul. 87-41, 1987-1 C.B. 296.

   5.13  MATERIAL CONTRACTS.  Except as disclosed in Section 5.13 of the
         ------------------
Company Disclosure Memorandum, neither Company, MGI nor any of their respective Assets, businesses, or operations is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by Company or MGI or the guarantee by Company or MGI of any such obligation (other than Contracts evidencing trade payables), (iii) any Contract which prohibits or restricts Company or MGI or any Affiliate thereof from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and "shrink-wrap" software licenses), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by Company or MGI and involving payments by Company or MGI (other than payments between Company and MGI) in excess of $25,000 or payments to Company or MGI (other than payments between Company and MGI) in excess of $100,000, (vi) any Contract with any Affiliate of Company or MGI (other than MGI or Company, respectively), or
(vii) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $100,000) (together with all Contracts referred to in Sections 5.7 and 5.12(a), the "Company Contracts"). With respect to each Company Contract and except as disclosed in Section 5.13 of the Company Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) neither Company nor MGI is in Default thereunder; (iii) neither Company nor MGI has repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is, to the Knowledge of Company, in Default in any respect or has repudiated or waived any material provision thereunder; and (v) in the case of any Contracts between Company or MGI and any of its Affiliates (other than MGI or Company, respectively), such Contracts are on terms that Company or MGI would, in good faith, offer to any unaffiliated third party and are terminable at any time after the Effective Time by Company or MGI without Liability. All of the indebtedness of Company or MGI for money borrowed is prepayable at any time by Company or MGI without penalty or premium.

    5.14   LEGAL PROCEEDINGS. Except as disclosed in Section 5.14 of the Company
           -----------------
Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Company, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Company or MGI, or against any director, employee or employee benefit plan of Company or MGI, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against Company or MGI. Section 5.14 of the Company Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which Company or MGI is a party and which names Company or MGI as a defendant or cross-defendant or for which Company or MGI has any potential Liability.

   5.15    REPORTS. Since January 1, 1993, or the date of organization if later,
           -------
each of Company and MGI has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

   5.16    STATEMENTS TRUE AND CORRECT.  No statement, certificate, instrument,
           ---------------------------
or other writing furnished or to be furnished by Company, MGI or any Affiliate thereof to Parent pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact.

   5.17    ACCOUNTING, TAX AND REGULATORY MATTERS.  Neither Company, MGI nor any
           --------------------------------------
Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 10.1(a) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section. Neither McKinley nor MGI is engaged in manufacturing and, as reflected on their most recent regularly prepared combined balance sheet, do not have total combined assets of $10,000,000 or more.

   5.18  CHARTER PROVISIONS.  Each of Company and MGI has taken all
         ------------------
action so that the entering into of this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of Company or MGI or restrict or impair the ability of Parent or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Company and MGI that may be directly or indirectly acquired or controlled by them.


                                   ARTICLE 6
                REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS
                ----------------------------------------------

      Each of the Shareholders represents and warrants to Parent as follows:

      6.16   OWNERSHIP OF SHARES. Such Shareholder is the owner of all right,
             -------------------
title and interest (legal and beneficial) in and to that number of shares of Company Common Stock and MGI Common Stock listed opposite the name of such Shareholder in Schedule I, free and clear of any and all Liens of any nature whatsoever. Except as specifically contemplated by this Agreement, no person or entity has any Contract or Right (whether preemptive or contractual) capable of becoming a Contract or Right for the purchase of any of shares of Company Common Stock or MGI Common Stock from such Shareholder. None of the Shareholders will have assets of $10,000,000 or more at the Effective Time.

      6.2    AUTHORITY AND APPROVAL; NO BREACH BY AGREEMENT. Such Shareholder
             ----------------------------------------------
has the full power, authority and capacity necessary to enter into and perform its respective obligations under this Agreement, to assign, transfer, convey and deliver the shares of Company Common Stock and MGI Common Stock so owned by such Shareholder pursuant to this Agreement, and to consummate the transactions contemplated hereby. As of the date hereof, this Agreement has been duly executed and delivered by such Shareholder, and constitutes a legal, valid, and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). No notice to, filing with, or Consent of, any public body or authority or other Person is necessary for the consummation by such Shareholder of the transactions contemplated in this Agreement. Execution of this Agreement by such Shareholder shall constitute such Shareholder's written consent to approval of this Agreement and the Company Plan of Merger in such Shareholder's capacity as a holder of shares of Company Common Stock, and such Shareholder hereby waives receipt of any further notice of the Company Merger, including notice of the availability of dissenters' rights. Execution of this Agreement by such Shareholder shall constitute such Shareholder's written consent to approval of this Agreement and the MGI Plan of Merger in such Shareholder's capacity as a holder of shares of MGI Common Stock, and such Shareholder hereby waives receipt of any further notice of the MGI Merger, including notice of the availability of dissenters' rights.

    6.3    PURCHASE FOR INVESTMENT; ACCREDITED INVESTOR STATUS. Such Shareholder
           ---------------------------------------------------
is acquiring shares of Parent Common Stock for investment and not with a present view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the shares of Parent Common Stock so acquired, other than in accordance with the terms and conditions of the Stock Restriction and Registration Rights Agreement. Such Shareholder is an "accredited investor" within the meaning of Rule 501(a) promulgated under the 1933 Act.

                                   ARTICLE 7
                   REPRESENTATIONS AND WARRANTIES OF PARENT
                   ----------------------------------------

    Parent hereby represents and warrants to Company as follows:

    7.1   ORGANIZATION, STANDING, AND POWER. Parent is a corporation duly
          ---------------------------------
organized, validly existing, and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Parent is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

    7.2   AUTHORITY; NO BREACH BY AGREEMENT.
          ---------------------------------

       (a) Parent has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Parent. This Agreement represents a legal, valid, and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

       (b) Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Parent's Articles of Incorporation or Bylaws, or (ii) except as disclosed in Section 7.2(b) of the Parent Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of Parent or any of its Subsidiaries under, any Contract or Permit of Parent or any of its Subsidiaries, or, (iii) subject to receipt of the requisite Consents referred to in Section 10.1(a), violate any Law or Order applicable to Parent or any of its Subsidiaries or any of their respective material Assets.

       (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Parent of the Mergers and the other transactions contemplated in this Agreement.

     7.3   CAPITAL STOCK.  The authorized capital stock of Parent consists of
           -------------
(i) 150,000,000 shares of Parent Common Stock, of which 63,362,145 shares were issued and outstanding as of June 17, 1996, and (ii) 10,000,000 shares of Parent Preferred Stock, none of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Parent Capital Stock are, and all of the shares of Parent Common Stock to be issued in exchange for shares of Company Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the FBCA. None of the outstanding shares of Parent Capital Stock has been, and none of the shares of Parent Common Stock to be issued in exchange for shares of Company Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Parent.

   7.4  SEC FILINGS; FINANCIAL STATEMENTS.
        ---------------------------------

       (a) Parent has timely filed and made available to Company all SEC Documents required to be filed by Parent since December 31, 1992 (the "Parent SEC Reports"). The Parent SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in light of the circumstances under which they were made, not misleading.

       (b) Each of the Parent Financial Statements (including, in each case, any related notes) contained in the Parent SEC Reports, including any Parent SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Parent and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

   7.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since January 1, 1996, except as
       ------------------------------------
disclosed in the Parent Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 7.5 of the Parent Disclosure Memorandum, there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

   7.6 TAX MATTERS.
       -----------

       (a) All Tax Returns required to be filed by or on behalf of any of the Parent Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before January 1, 1996, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund

Litigation with respect to any Taxes.  All
Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

       (b) The provision for any Taxes due or to become due for any of the Parent Companies for the period or periods through and including the date of the respective Parent Financial Statements that has been made and is reflected on such Parent Financial Statements is sufficient to cover all such Taxes.

       (c) Deferred Taxes of the Parent Companies have been provided for in accordance with GAAP.

   7.7 COMPLIANCE WITH LAWS. Each Parent Company has in effect all Permits
       --------------------
necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. Except as disclosed in Section 7.7 of the Parent Disclosure Memorandum, none of the Parent Companies is:

         (a) in Default under its Articles of Incorporation or Bylaws (or other governing instruments); or

         (b) in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent; or

         (c) since January 1, 1993, is in receipt of any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that Parent or any of its Subsidiaries is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring Parent or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding.

         7.8 LEGAL PROCEEDINGS. There is no Litigation instituted or pending,
             -----------------
or, to the Knowledge of Parent, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Parent or any of its Subsidiaries, or against any director, employee or employee benefit plan of Parent or any of its Subsidiaries, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against Parent or any of its Subsidiaries.

         7.9 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument
             ---------------------------
or other writing furnished or to be furnished by Parent or any of its Subsidiaries or any Affiliate thereof to Company pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact.

         7.10 AUTHORITY OF SUB AND SUB II. Each of Sub and Sub II is a
              ---------------------------
corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia as a wholly owned Subsidiary of Parent. The authorized capital stock of Sub shall consist of 1,000 shares of Sub Common Stock, all of which is validly issued and outstanding, fully paid and nonassessable and is owned by Parent free and clear of any Lien. The authorized capital stock of Sub II shall consist of 1,000 shares of Sub II Common Stock, all of which is validly issued and outstanding, fully paid and nonassessable and is owned by Parent free and clear of any Lien. Each of Sub and Sub II has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Sub and Sub II. This Agreement represents a legal, valid, and binding obligation of each of Sub and Sub II, enforceable against Sub and Sub II in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). Parent, as the sole shareholder of Sub, has voted prior to the Effective Time the shares of Sub Common Stock in favor of approval of this Agreement and the Company Plan of Merger, as and to the extent required by applicable Law. Parent, as the sole shareholder of Sub II, has voted prior to the Effective Time the shares of Sub II Common Stock in favor of approval of this Agreement and the MGI Plan of Merger, as and to the extent required by applicable Law.

         7.11 ACCOUNTING, TAX AND REGULATORY MATTERS. No Parent Company or any
              --------------------------------------
Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 10.1(a) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.


                                   ARTICLE 8
                   CONDUCT OF BUSINESS PENDING CONSUMMATION
                   ----------------------------------------

   8.1 AFFIRMATIVE COVENANTS OF COMPANY AND MGI. From the date of this Agreement
       ----------------------------------------
until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Parent shall have been obtained, and except as otherwise expressly contemplated herein, each of Company and MGI shall (a) operate its business only in the usual, regular, and ordinary course, (b) preserve intact its business organization and Assets and maintain its rights and franchises, and (c) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of

Section 10.1(a) or 10.1(b), or (ii)
materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

   8.2 NEGATIVE COVENANTS OF COMPANY AND MGI. From the date of this Agreement
       -------------------------------------
until the earlier of the Effective Time or the termination of this Agreement, each of Company and MGI covenants and agrees that it will not do or agree or commit to do any of the following without the prior written consent of the chief executive officer or chief financial officer of Parent, which consent shall not be unreasonably withheld:

         (a) amend the Articles of Incorporation, Bylaws or other governing instruments of Company or MGI, or

         (b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $100,000 except in the ordinary course of the business of Company consistent with past practices or as disclosed in Section 8.2 of the Company Disclosure Memorandum, or impose, or suffer the imposition, on any Asset of Company or MGI of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the Company Disclosure Memorandum); or

         (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Company or MGI, or declare or pay any dividend or make any other distribution in respect of Company's or MGI's capital stock, provided that Company may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay cash dividends on the shares of Company Common Stock as described in Section 8.2 of the Company Disclosure Memorandum; or

         (d) except for this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Company Common Stock or MGI Common Stock or any other capital stock of Company or MGI, or any stock appreciation rights, or any option, warrant, or other Right with respect to any capital stock of Company or MGI; or

         (e) adjust, split, combine or reclassify any capital stock of Company or MGI or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Company Common Stock or MGI Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (x) any shares of capital stock of any Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Subsidiary) or (y) any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

         (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Subsidiary, or otherwise acquire direct or indirect control over any Person; or

         (g) grant any increase in compensation or benefits to the employees or officers of Company or MGI, except as required by Law or pursuant to the express terms of Contracts or policies which are described in Section 8.2(g) of the Company Disclosure Memorandum and other than ordinary and customary increases in employee salaries in connection with periodic employee evaluations; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 8.2(g) of the Company Disclosure Memorandum; and enter into or amend any severance agreements with officers of Company or MGI; grant any increase in fees or other increases in compensation or other benefits to directors of Company or MGI; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits or other Rights; or

         (h) enter into or amend any employment Contract between Company or MGI and any Person (unless such amendment is required by Law) that Company or MGI does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

         (i) adopt any new employee benefit plan of Company or MGI or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of Company or MGI other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

         (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

         (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of Company or MGI for money damages or restrictions upon the operations of Company or MGI; or

         (l) enter into, modify, amend or terminate any material Contract (including any loan Contract with an unpaid balance exceeding $50,000) or waive, release, compromise or assign any material rights or claims.

         8.3 COVENANTS OF PARENT. From the date of this Agreement until the
             -------------------
earlier of the Effective Time or the termination of this Agreement, Parent covenants and agrees that it shall (a) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the Parent Common Stock and the business prospects of the Parent Companies and to the extent consistent therewith use all reasonable efforts to preserve intact the Parent Companies' core businesses and goodwill with their respective employees and the communities they serve, and (b) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 10.1(a) or 10.1(b), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent Parent or any of its Subsidiaries from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the reasonable judgment of Parent, desirable in the conduct of the business of Parent.


     8.4   ADVERSE CHANGES IN CONDITION.  Each Party agrees to give written
           ----------------------------
notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.


                                   ARTICLE 9
                             ADDITIONAL AGREEMENTS
                             ---------------------

     9.1   EXCHANGE LISTING. Parent shall use its reasonable efforts to list,
           ----------------
prior to or as soon as practicable after the Effective Time, on the Nasdaq National Market the shares of Parent Common Stock to be issued to the holders of Company Common Stock and MGI Common Stock pursuant to the Mergers, and Parent shall give all notices and make all filings with the NASD required in connection with the transactions contemplated herein.

     9.2   APPLICATIONS; ANTITRUST NOTIFICATION. Parent shall promptly prepare
           ------------------------------------
and file, and Company, MGI and the Shareholders shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. To the extent required by the HSR Act, each of the Parties will promptly file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated hereby and any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act and will comply in all material respects with the requirements of the HSR Act. All documents that either Party or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

    9.3   FILINGS WITH STATE OFFICES. Upon the terms and subject to the
          --------------------------
conditions of this Agreement, Company shall execute and file the Company Articles of Merger with the Virginia State Corporation Commission in connection with the Closing. Upon the terms and subject to the conditions of this Agreement, MGI shall execute and file the MGI Articles of Merger with the Virginia State Corporation Commission in connection with the Closing.

    9.4   AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and
          -------------------------------------
conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 10; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     9.5    INVESTIGATION AND CONFIDENTIALITY.
            ---------------------------------

       (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

       (b) In addition to the Parties' respective obligations under the Confidentiality Agreement, which is hereby reaffirmed and adopted, and incorporated by reference herein each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

       (c) Company shall use its reasonable efforts to exercise its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to Company to preserve the confidentiality of the information relating to Company provided to such Persons and their Affiliates and Representatives.

       (d) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

     9.6   PRESS RELEASES. Prior to the Effective Time, Company and Parent shall
           --------------
consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 9.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     9.7   CERTAIN ACTIONS.  Except with respect to this Agreement and the
           ---------------
transactions contemplated hereby, neither Company, MGI nor any Shareholder, nor any Affiliate thereof or any Representatives thereof retained by Company, MGI or any Shareholder, shall directly or indirectly solicit any Acquisition Proposal by any Person. Neither Company, MGI nor any Shareholder, nor any Affiliate or Representative thereof, shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal. Company shall promptly advise Parent following the receipt of any Acquisition Proposal and the details thereof, and advise Parent of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. Company, MGI and the Shareholders shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of their Affiliates and Representatives not to engage in any of the foregoing.

     9.8   SHAREHOLDER RELEASES. Except as set forth in Section 9.8 of the
           --------------------
Company Disclosure Memorandum, each Shareholder hereby releases, remises, and forever discharges Company, MGI and their respective Representatives, Affiliates, and insurers, and their respective successors and assigns, and each of them (hereinafter individually and collectively, the "Releasees") of and from any and all claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description, now accrued or which may hereafter accrue, without limitation of law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, which have or allegedly have existed, occurred, happened, arisen or transpired from the beginning of time to the Effective Time (the "Released Claims"). Each Shareholder represents and warrants that no Released Claim released herein has been assigned, expressly, impliedly, or by operation of Law, and that all Released Claims of such Shareholder released herein are owned by such Shareholder, who has the sole authority to release them. Each Shareholder agrees that such holder shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit action or proceeding, judicial, administrative, or otherwise, or otherwise attempting to collect or enforce any Released Claims which are released and discharged herein.

     9.9   ACCOUNTING AND TAX TREATMENT. Each of the Parties undertakes and
           ----------------------------
agrees to use its reasonable efforts to cause the

Merger, and to take no action which would cause the Merger not, to qualify for treatment as a pooling of interests for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes. Company and the Shareholders represent and warrant that no distributions by Company to the Shareholders were made in contemplation of any merger transaction and that distributions for the fiscal year ended September 30, 1995, and for the fiscal year ending September 30, 1996 (including the distributions contemplated by Section 9.11), identified by them as having been made for the purpose of enabling the individual Shareholders to pay their individual Tax liabilities, agree to amounts paid by the Shareholders on their respective federal and state Tax Returns, extensions or estimated Tax filings. The Shareholders agree that, in the event distributions have been made in excess of amounts necessary to pay Tax liabilities of the individual Shareholders and it is determined that such distributions would preclude the Mergers from being accounted for by the pooling-of-interests method of accounting, the Shareholders agree to repay to Company such amounts of such distributions as may be necessary to permit the Mergers to be accounted for by the pooling-of-interests method of accounting.

     9.10    CHARTER PROVISIONS. Each of Company and MGI shall take all
             ------------------
necessary action to ensure that the entering into of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of Company or MGI or restrict or impair the ability of Parent or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Company or MGI that may be directly or indirectly acquired or controlled by them.

     9.11    CERTAIN PAYMENTS.  Parent agrees that, promptly after the Effective
             ----------------
Time, it will contribute to Company sufficient funds to permit Company to pay, or will pay directly, the following: (i) expenses relating to the transactions contemplated hereby (including the fees of the Persons identified in Section
13.3 and fees and expenses of counsel and accountants for Company) and (ii) a distribution by Company of $1,469,792 which represents a distribution made by Company for the purpose of enabling the individual Shareholders to pay their individual Tax liabilities.

     9.12    OPERATIONS AFTER THE EFFECTIVE TIME.  Parent agrees that, after the
             -----------------------------------
Effective Time, it will cause Company to fund an annual bonus pool for key employees of Company , which pool will equal 1% of Company's earnings before interest and taxes ("EBIT") up to $750,000 and 2% of EBIT over $750,000; provided that the total bonus pool in any year may not exceed $300,000. Distributions from the pool will be made at times which are consistent with other bonus pools maintained by other Parent Subsidiaries. In addition, Parent agrees that, after the Effective Time, it will grant to key employees of Company options to purchase an aggregate of 45,000 shares of Parent Common Stock at an exercise price equal to the last sale price of Parent Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Parent) on June 18, 1996, which shares shall vest over a five year period, with 20% of such shares vesting on each anniversary of the date of grant of such options.

     9.13   CERTAIN TAX RETURNS OF COMPANY AND MGI.
            --------------------------------------

       (a) For income tax purposes, (i) the status of Company as an "S Corporation" will be terminated by the Company Merger, (ii) Company's final S corporation Tax year will end at the close of the day before the day on which occurs the Effective Time, and (iii) a new Tax year for Company will begin on the day on which the Effective Time occurs. The Shareholders shall prepare and cause to be filed all income Tax Returns of Company (including IRS Form 1120S and Schedule K-1(1120S) and similar state Tax Returns) for the Tax year ending the day before the day on which the Effective Time occurs, as well as for the Tax year ended September 30, 1995 (if not filed before the Effective Time). Parent and Company (and not the Shareholders) shall be responsible for the preparation and filing of all income Tax Returns and the payment of all income Taxes of Company for its Tax year beginning on the day on which the Effective Time occurs and all subsequent periods. Parent agrees to cooperate (and to cause Company to cooperate) with the Shareholders to the extent reasonably required after the Effective Time in connection with (i) the preparation, execution, and filing of all such Tax Returns and other Tax documents with respect to Company's final Tax year as an S corporation and any prior Tax year of Company, (ii) contests concerning the application of any Tax or the amount of Tax due for any such Tax year, and (iii) audits and other proceedings conducted by any taxing authority with respect to any such Tax period. All income Tax Returns of Company filed after the Effective Time for Tax years beginning before the Effective Time shall be based on the same accounting methods and elections as used for Company's Tax year immediately preceding the period of such Tax Return, except as otherwise agreed upon by Parent and the Shareholders. After the Effective Time, except as required by Law, neither Company nor Parent shall, without the prior written consent of the Shareholders, (i) file or permit to be filed any amended Tax Return by or on behalf of Company with respect to tax period prior to the Effective Time, or (ii) take any other action affecting Company's income Taxes or taxable income for any such period. Notwithstanding any other provision of this Agreement, the Shareholders shall have no liability under this Agreement with respect to (and Parent shall hold the Shareholders harmless from any liability for) income Taxes or any other Liability to the extent such Taxes or other Liability result form any breach by Parent or Company of their respective obligations under this Section 9.13(a).

       (b) For income tax purposes, (i) the status of MGI as an "S Corporation" will be terminated by the MGI Merger, (ii) MGI's final S corporation Tax year will end at the close of the day before the day on which occurs the Effective Time, and (iii) a new Tax year for MGI will begin on the day on which the Effective Time occurs. The Shareholders shall prepare and cause to be filed all income Tax Returns of MGI (including IRS Form 1120S and Schedule K-1(1120S) and similar state Tax Returns) for the Tax year ending the day before the day on which the Effective Time occurs, as well as for the Tax year ended September 30, 1995 (if not filed before the Effective Time). Parent and MGI (and not the Shareholders) shall be responsible for the preparation and filing of all income Tax Returns and the payment of all income Taxes of MGI for its Tax year beginning on the day on which the Effective Time occurs and all subsequent periods. Parent agrees to cooperate (and to cause MGI to cooperate) with the Shareholders to the extent reasonably required after the Effective Time in connection with (i) the preparation, execution, and filing of all such Tax Returns and other Tax documents with respect to MGI's final Tax year as an S corporation and any prior Tax year of MGI, (ii) contests concerning the application of any

Tax or the amount of Tax due for any such Tax year, and (iii) audits and other proceedings conducted by any taxing authority with respect to any such Tax period. All income Tax Returns of MGI filed after the Effective Time for Tax years beginning before the Effective Time shall be based on the same accounting methods and elections as used for MGI's Tax year immediately preceding the period of such Tax Return, except as otherwise agreed upon by Parent and the Shareholders. After the Effective Time, except as required by Law, neither MGI nor Parent shall, without the prior written consent of the Shareholders, (i) file or permit to be filed any amended Tax Return by or on behalf of MGI with respect to tax period prior to the Effective Time, or (ii) take any other action affecting MGI's income Taxes or taxable income for any such period. Notwithstanding any other provision of this Agreement, the Shareholders shall have no liability under this Agreement with respect to (and Parent shall hold the Shareholders harmless from any liability for) income Taxes or any other Liability to the extent such Taxes or other Liability result form any breach by Parent or MGI of their respective obligations under this Section 9.13(b).

                                  ARTICLE 10
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
               -------------------------------------------------
     10.1  CONDITIONS TO OBLIGATIONS OF EACH PARTY.  The respective obligations
           ---------------------------------------
of each Party to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 13.6:

         (A) REGULATORY APPROVALS.  All Consents of, filings and registrations
             --------------------
   with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of Parent would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

         (B) CONSENTS AND APPROVALS.  Each Party shall have obtained any and all
             ----------------------
   Consents required for consummation of the Merger (other than those referred to in Section 10.1(a) and those set forth in the Company Disclosure Memorandum) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.
   No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Parent would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

         (C) LEGAL PROCEEDINGS.  No court or governmental or regulatory
             -----------------
   authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

         (D) TAX MATTERS.  Each Party shall have received a written opinion of
             -----------
   counsel from Alston & Bird, in form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that (i) the Mergers will constitute reorganizations within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Mergers of Company Common Stock and MGI Common Stock for Parent Common Stock will not give rise to gain or loss to the shareholders of Company or MGI with respect to such exchange (except with respect to any cash received), and (iii) none of Company, MGI, Sub, Sub II or Parent will recognize gain or loss as a consequence of the Mergers (except for amounts resulting from any required change in accounting methods). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Company, MGI, the Shareholders and Parent reasonably satisfactory in form and substance to such counsel.

      10.2   CONDITIONS TO OBLIGATIONS OF PARENT. The obligations of Parent to
             -----------------------------------
perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Parent pursuant to Section 13.6(a):

         (A) REPRESENTATIONS AND WARRANTIES.  For purposes of this Section
             ------------------------------
   10.2(a), the accuracy of the representations and warranties of Company, MGI and the Shareholders set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Company and MGI set forth in Section 5.3 shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of Company and MGI set forth in Sections 5.17 and 5.18 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Company and MGI set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.17, and 5.18) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Company; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications. The representations and warranties of the Shareholders shall be true and correct in all material respects.

         (B) PERFORMANCE OF AGREEMENTS AND COVENANTS.  Each and all of the
             ---------------------------------------
   agreements and covenants of Company, MGI and the Shareholders to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

         (C) CERTIFICATES.  Company shall have delivered to Parent (i) a
             ------------
   certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 10.1 as relates to Company and in Section 10.2(a) and 10.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Company's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Parent and its counsel shall request. MGI shall have delivered to Parent (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 10.1 as relates to MGI and in Section 10.2(a) and 10.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by MGI's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Parent and its counsel shall request.

         (D) OPINION OF COUNSEL.  Parent shall have received an opinion of
             ------------------
   Hunton & Williams, counsel to Company, MGI and the Shareholders, dated as of the Closing, in the form attached as Exhibit 8 88"8.

         10.3  CONDITIONS TO OBLIGATIONS OF COMPANY AND MGI. The obligations of
               --------------------------------------------
Company and MGI to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Company pursuant to Section 13.6(b):

         (A) REPRESENTATIONS AND WARRANTIES.  For purposes of this Section
             ------------------------------
   10.3(a), the accuracy of the representations and warranties of Parent set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Parent set forth in Section 7.3 shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of Parent set forth in Section 7.11 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Parent set forth in this Agreement (including the representations and warranties set forth in Sections 7.3 and 7.11) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Parent; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

         (B) PERFORMANCE OF AGREEMENTS AND COVENANTS.  Each and all of the
             ---------------------------------------
   agreements and covenants of Parent to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

         (C) CERTIFICATES.  Parent shall have delivered to Company (i) a
             ------------
   certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 10.1 as relates to Parent and in Section 10.3(a) and 10.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Parent's Board of Directors and Sub's Board of Directors and sole shareholder evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Company and its counsel shall request.

         (D) OPINION OF COUNSEL.  Company shall have received an opinion of
             ------------------
   Alston & Bird, counsel to Parent, dated as of the Effective Time, in the form attached as Exhibit 9 9"9.


                                  ARTICLE 11
                                INDEMNIFICATION
                                ---------------

       11.1   AGREEMENT OF INDEMNITORS TO INDEMNIFY. Subject to the terms and
              -------------------------------------
conditions of this Article 11, Indemnitors jointly and severally agree to indemnify, defend, and hold harmless Indemnitees, and each of them, from, against, for and in respect of any and all Losses asserted against, or paid, suffered or incurred by, an Indemnitee and resulting from, based upon, or arising out of:

         (a) the inaccuracy, untruth, incompleteness or breach of any representation or warranty of any Indemnitor contained in or made pursuant to this Agreement or in any certificate, Exhibit or Disclosure Schedule furnished by Company, MGI or Indemnitors in connection herewith and for purposes of this Section 11.1(a) any qualification of such representations and warranties by reference to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications, in determining any inaccuracy, untruth, incompleteness or breach thereof; and

         (b) a breach of or failure to perform any covenant or agreement of Company, MGI or Indemnitors made in this Agreement; and

         (c) that certain Litigation involving American Software, Inc. described in Section 5.14 of the Company Disclosure Memorandum ("ASI Litigation").

    11.2   PROCEDURES FOR INDEMNIFICATION.
           ------------------------------

       (a) An Indemnification Claim shall be made by an Indemnitee by delivery of a written notice to the Indemnitor Representative requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim, containing (by attachment or otherwise) such other information as such Indemnitee shall have concerning such Third Party Claim.

       (b) If the Indemnification Claim involves a Third Party Claim the procedures set forth in Section 11.3 hereof shall be observed by the Indemnitee and the Indemnitor Representative.

       (c) If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor Representative shall have 30 days to object to such Indemnification Claim by delivery of a written notice of such objection to such Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by the Indemnitor Representative on behalf of all Indemnitors, and the Indemnification Claim shall be paid in accordance with subsection (d) hereof. If an objection is timely interposed by the Indemnitor Representative and the dispute is not resolved by such Indemnitee and the Indemnitor Representative within 15 days from the date the Indemnitee receives such objection, such dispute shall be resolved by arbitration as provided in
Section 11.12.

       (d) Upon determination of the amount of an Indemnification Claim, whether by agreement between the Indemnitor Representative and the Indemnitee or by an arbitration award or by any other final adjudication, subject to Section 11.9, the Indemnitors shall pay the amount of such Indemnification Claim within ten days of the date such amount is determined.

     11.3   THIRD PARTY CLAIMS. The obligations and liabilities of the
            ------------------
parties hereunder with respect to a Third Party Claim shall be subject to the following terms and conditions:

         (a) The Indemnitee shall give the Indemnitor Representative written notice of a Third Party Claim promptly after receipt by the Indemnitee of notice thereof, and the Indemnitor Representative, on behalf of the Indemnitors, may undertake the defense, compromise and settlement thereof by representatives of its own choosing reasonably acceptable to the Indemnitee. The failure of the Indemnitee to notify the Indemnitor Representative of such claim shall not relieve the Indemnitors of any Liability that they may have with respect to such claim except to the extent the Indemnitor Representative demonstrates that the defense of such claim is prejudiced by such failure. The assumption of the defense, compromise and settlement of any such Third Party Claim by the Indemnitor Representative shall be an acknowledgment of the obligation of the Indemnitors to indemnify the Indemnitee with respect to such claim hereunder. If the Indemnitee desires to participate in, but not control, any such defense, compromise and settlement, it may do so at its sole cost and expense. If, however, the Indemnitor Representative fails or refuses to undertake the defense of such Third Party Claim within ten days after written notice of such claim has been given to the Indemnitor Representative by the Indemnitee, the Indemnitee shall have the right to undertake the defense, compromise and settlement of such claim with counsel of its own choosing. In the circumstances described in the preceding sentence, the Indemnitee shall, promptly upon its assumption of the defense of such claim, make an Indemnification Claim as specified in Section 11.2 which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein.

         (b) Except in the case of the ASI Litigation, over which the Indemnitor Representative shall have the exclusive right to control the defense, compromise and settlement, if, in the reasonable opinion of the Indemnitee, any Third Party Claim or the litigation or resolution thereof involves an issue or matter which could have a material adverse effect on the business, operations, assets, properties or prospects of the Indemnitee (including, without limitation, the administration of the tax returns and responsibilities under the tax laws of the Indemnitee), the Indemnitee shall have the right to control the defense, compromise and settlement of such Third Party Claim undertaken by the Indemnitor Representative, and the costs and expenses of the Indemnitee in connection therewith shall be included as part of the indemnification obligations of the Indemnitors hereunder. If the Indemnitee shall elect to exercise such right, the Indemnitor Representative shall have the right to participate in, but not control, the defense, compromise and settlement of such Third Party Claim at its sole cost and expense.

         (c) No settlement of a Third Party Claim, other than the ASI Litigation, involving the asserted Liability of the Indemnitors under this Article shall be made without the prior written consent by or on behalf of the Indemnitor Representative, which consent shall not be unreasonably withheld or delayed. Consent shall be presumed in the case of settlements of $20,000 or less where the Indemnitor Representative has not responded within five business days of notice of a proposed settlement. If the Indemnitor Representative assumes the defense of such a Third Party Claim, (x) no compromise or settlement thereof may be effected by the Indemnitor Representative without the Indemnitee's consent unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claim that may be made against the Indemnitee, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnitors, and (iii) the compromise or settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnitee of a release, in form and substance satisfactory to the Indemnitee, from all Liability in respect of such Third Party Claim, and (y) the Indemnitee shall have no Liability with respect to any compromise or settlement thereof effected without its consent.

         (d) In connection with the defense, compromise or settlement of any Third Party Claim, the parties to this Agreement shall execute such powers of attorney as may reasonably be necessary or appropriate to permit participation of counsel selected by any party hereto and, as may reasonably be related to any such claim or action, shall provide access to the counsel, accountants and other representatives of each party during normal business hours to all properties, personnel, books, tax records, contracts, commitments and all other business records of such other party and will furnish to such other party copies of all such documents as may reasonably be requested (certified, if requested).

         11.4    OTHER RIGHTS AND REMEDIES NOT AFFECTED. The rights of the
                 --------------------------------------
Indemnitees under this Article 11 are independent of and in addition to such rights and remedies as the Indemnitees may have at law or in equity or otherwise based upon any inaccuracy, untruth, incompleteness or breach of any representation or warranty of any Indemnitor contained herein or in any certificate, schedule or exhibit furnished by such party in connection herewith, or based upon the failure of an Indemnitor to perform any covenant, agreement or undertaking required by the terms hereof to be performed by such Indemnitor, including without limitation the right to seek specific performance, recession or restitution, none of which rights or remedies shall be affected or diminished hereby.

         11.5    SURVIVAL. All representations, warranties and agreements
                 --------
contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing for a period of 12 months notwithstanding any investigation conducted with respect thereto or any knowledge acquired as to the accuracy or inaccuracy of any such representation or warranty.

         11.6    TIME LIMITATIONS. The Indemnitors will have no Liability to the
                 ----------------
Indemnitees under or in connection with a breach of any of the representations, warranties, covenants or agreements made or to be performed by the Indemnitors contained in this Agreement (other than the covenant set forth in Section 11.1(c)) unless written notice asserting an indemnification claim based thereon is given to the Indemnitor Representative prior to the earlier of (i) one (1) year from the Effective Time, or (ii) the date of issuance of the first independent accountants report on the consolidated financial statements of Parent which reflect at least 30 days of combined results of Parent and Company subsequent to the Effective Time.

     11.7    LIMITATIONS AS TO AMOUNT.
             ------------------------

       (a) Indemnitors shall have no Liability with respect to the matters described in clauses (a) and (b) of Section 11.1 until the total of all Losses with respect thereto exceeds $500,000 and then only for the amount by which such Losses exceed $300,000. Indemnitors shall have no Liability with respect to the matters described in clause (c) of Section 11.1 until the total of all Losses with respect thereto exceeds $150,000 in which event Indemnitors shall be obligated to indemnify the Indemnitees as provided in this Article for all such Losses in excess of $150,000. The limitations set forth in this Section 11.7 shall not apply to any intentional misrepresentation or breach of warranty of any Indemnitor or any intentional failure to perform or comply with any covenant or agreement of any Indemnitor, and the Indemnitors shall be liable for all Losses with respect thereto.

       (b) In no event shall the aggregate Liability of the Indemnitors under
Section 11.1(a) and 11.1(b) exceed $4,680,000.

    11.8   TAX EFFECT AND INSURANCE. The Liability of the Indemnitors with
           ------------------------
respect to any Indemnification Claim shall be reduced by the tax benefit actually realized and any insurance proceeds received by the Indemnitees as a result of any Losses upon which such Indemnification Claim is based, and shall include any tax detriment actually suffered by the Indemnitees as a result of such Losses. The amount of any such tax benefit or detriment shall be determined by taking into account the effect, if any and to the extent determinable, of timing differences resulting from the acceleration or deferral of items of gain or loss resulting from such Losses and shall otherwise be determined so that payment by the Indemnitors of the Indemnification Claim, as adjusted to give effect to any such tax benefit or detriment, will make the Indemnitee as economically whole as is reasonably practical with respect to the Losses upon which the Indemnification Claim is based. Any dispute as to the amount of such tax benefit or detriment shall be resolved by arbitration as provided in Section 11.12 of this Agreement.

    11.9   ESCROW. Upon notice to the Indemnitor Representative specifying in
           ------
reasonable detail the basis therefor, the Indemnitee may give notice of a Claim in any amount to which it may be entitled under this Article 11 under the Escrow Agreements. Neither the exercise of nor the failure to give a notice of a Claim under the Escrow Agreements shall constitute an election of remedies nor limit Indemnitee in any manner in the enforcement of any other remedies that may be available to it. To the extent shares of Parent Common Stock remain available to Parent under the relevant Escrow Agreement, Parent shall satisfy any Indemnificiation Claim out of such shares in accordance with the provisions of the relevant Escrow Agreement before pursuing other remedies for an Indemnificaiton Claim against the Indemnitors.

    11.10    SUBROGATION. Upon payment in full of any Indemnification Claim,
             -----------
whether such payment is effected by set-off or otherwise, or the payment of any judgment or settlement with respect to a Third Party Claim, the Indemnitors shall be subrogated to the extent of such payment to the rights of the Indemnitee against any person or entity with respect to the subject matter of such Indemnification Claim or Third Party Claim.

    11.11  APPOINTMENT OF INDEMNITOR REPRESENTATIVE. Each Indemnitor constitutes
           ----------------------------------------
and appoints the Indemnitor Representative as his or her true and lawful attorney-in-fact to act for and on behalf of such Indemnitor in all matters relating to or arising out of this Article 11 and the Liability or asserted Liability of such Indemnitor hereunder, including specifically, but without limitation, accepting and agreeing to the Liability of such Indemnitor with respect to any Indemnification Claim, objecting to any Indemnification Claim, disputing the Liability of such Indemnitor, or the amount of such Liability, with respect to any Indemnification Claim and prosecuting and resolving such dispute as herein provided, accepting the defense, compromise and settlement of any Third Party Claim on behalf of such Indemnitor or refusing to accept the same, settling and compromising the Liability of such Indemnitor hereunder, instituting and prosecuting such actions (including arbitration proceedings) as the Indemnitor Representative shall deem appropriate in connection with any of the foregoing, retaining counsel, accountants, appraisers and other advisers in connection with any of the foregoing, all for the account of the Indemnitor, such Indemnitor agreeing to be fully bound by the acts, decisions and agreements of the Indemnitor Representative taken and done pursuant to the authority herein granted. Each Indemnitor hereby agrees to indemnify and to save and hold harmless the Indemnitor Representative from any Liability incurred by the Indemnitor Representative based upon or arising out of any act, whether of omission or commission, of the Indemnitor Representative pursuant to the authority herein granted, other than acts, whether of omission or commission, of the Indemnitor Representative that constitute gross negligence or willful misconduct in the exercise by the Indemnitor Representative of the authority herein granted.

    11.12   ARBITRATION. All disputes arising under this Article 11 shall be
            -----------
resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be by a single arbitrator experienced in the matters at issue and selected by the Indemnitor Representative and Parent in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in such place in Jacksonville, Florida as may be specified by the arbitrator (or any place agreed to by the Indemnitor Representative, Parent and the arbitrator). The decision of the arbitrator shall be final and binding as to any matters submitted under this Article 11; provided, that, if necessary, such decision and satisfaction procedure may be enforced by either the Indemnitor Representative or the Parent in any court of record having jurisdiction over the subject matter or over any of the parties to this Agreement. All costs and expenses incurred in connection with any such arbitration proceeding (including reasonable attorneys fees) shall be borne by the party against which the decision is rendered, or, if no decision is rendered, such costs and expenses shall be borne equally by the Indemnitors as one party and the Indemnitees as the other party. If the arbitrator's decision is a compromise, the determination of which party or parties bears the costs and expenses incurred in connection with any such arbitration proceeding shall be made by the arbitrator on the basis of the arbitrator's assessment of the relative merits of the parties' positions.


                                   ARTICLE 12
                                  TERMINATION
                                  -----------

     12.1   TERMINATION. Notwithstanding any other provision of this Agreement,
            -----------
and notwithstanding the approval of this Agreement by the shareholders of Company, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

         (a) By mutual consent of the Board of Directors of Parent and the Board of Directors of Company; or

         (b) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Material Adverse Effect on the breaching Party; or

         (c) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

         (d) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal; or

         (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by September 30, 1996, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 12.1(e).

         12.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 12.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section
12.2 and Article 13 and Section 9.5(b) shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 12.1(b) or 12.1(c) shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.


                                  ARTICLE 13
                                 MISCELLANEOUS
                                 -------------

     13.1    DEFINITIONS.
             -----------

       (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

         "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

         "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

         "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

         "ASI ESCROW AGREEMENT" shall mean the ASI Escrow Agreement to be entered into in connection with the Closing, substantially in the form of
   Exhibit 4.

         "ASI ESCROW SHARES" shall mean the shares of Parent Common Stock to be issued to the Shareholders pursuant to Section 3.1(d)(iii).

         "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

         "CLOSING DATE" shall mean the date on which the Closing occurs.

         "COMPANY ARTICLES OF MERGER" shall mean the Articles of Merger to be executed by Company and filed with the Virginia State Corporation Commission relating to the Company Merger as contemplated by Section 1.1.

         "COMPANY COMMON STOCK" shall mean the no par value common stock of Company.

         "COMPANY DISCLOSURE MEMORANDUM" shall mean the written information entitled "The McKinley Group, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to Parent describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

         "COMPANY FINANCIAL STATEMENTS" shall mean (i) the combined balance sheets (including related notes and schedules, if any) of Company and MGI as of May 31, 1996, and as of September 30, 1995 and 1994, and the related combined statements of operations, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the eight months ended May 31, 1996, and for each of the two fiscal years ended September 30, 1995 and 1994, and (ii) the combined balance sheets of Company and MGI (including related notes and schedules, if any) and related combined statements of operations, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to May 31, 1996.

         "CONFIDENTIALITY AGREEMENT" shall mean that certain Confidentiality Agreement, dated March 1996, between Parent and Gateway Partners, Inc., on behalf of Company.

         "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

         "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

         "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Law, Order, or Permit.

         "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ESCROW AGREEMENTS" shall mean the General Escrow Agreement and the ASI Escrow Agreement.

         "EXHIBITS" 1 through 9, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

         "FBCA" shall mean the Florida Business Corporation Act.

         "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

         "GENERAL ESCROW AGREEMENT" shall mean the General Escrow Agreement to be entered into in connection with the Closing, substantially in the form of
   Exhibit 3.

         "GENERAL ESCROW SHARES" shall mean the shares of Parent Common Stock to be issued to the Shareholders pursuant to Section 3.1(d)(ii).

         "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

         "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "INDEMNIFICATION CLAIM" shall mean a claim for indemnification hereunder.

         "INDEMNITEES" shall mean the Parent, the Company and their respective Representatives, shareholders, and Affiliates.

         "INDEMNITORS" shall mean the Shareholders.

         "INDEMNITOR REPRESENTATIVE" shall mean James J. Wayland, Jr.

         "INTELLECTUAL PROPERTY" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

         "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, chief accounting officer, general counsel, any assistant or deputy general counsel, director of any business unit or division, or any senior, executive or other vice president of such Person (and in the case of Company, shall include the Knowledge of MGI).

         "LAW" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its

   Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

         "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

         "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

         "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

         "LOSS" shall mean any direct or indirect demand, claim, payment, obligation, action or cause of action, assessment, loss, liability, cost or expense, including without limitation, penalties, interest on any amount payable to a third party as a result of the foregoing, and any legal or other expense reasonably incurred in connection with investigating or defending any claim or action, whether or not resulting in any liability, and any amount paid in settlement of any claim or action; provided, however, that for the purposes of this Agreement, "Loss" shall not include any of the foregoing insofar as they relate to the inaccuracy of the representation contained in
   Section 5.17(i).

         "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

         "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in GAAP, (b) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed written Consent of the other Party in contemplation of the transactions contemplated hereby, (c) in the case of Company, the payment of expenses relating to the transactions contemplated hereby provided such expenses do not exceed $3,000,000 in the aggregate and distributions to the Shareholders in amounts which do not exceed those amounts described in the Company Disclosure Memorandum, and (d) the direct effects of compliance with this Agreement on the operating performance of the Parties, including expenses incurred by the Parties in consummating the transactions contemplated by this Agreement.

         "MGI ARTICLES OF MERGER" shall mean the Articles of Merger to be executed by MGI and filed with the Virginia State Corporation Commission relating to the MGI Merger as contemplated by Section 1.1.

         "MGI COMMON STOCK" shall mean the $1.00 par value common stock of MGI.

         "NASD" shall mean the National Association of Securities Dealers, Inc.

         "NASDAQ NATIONAL MARKET" shall mean the National Market System of the National Association of Securities Dealers Automated Quotations System.

         "1933 ACT" shall mean the Securities Act of 1933, as amended.

         "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

         "OPERATING PROPERTY" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

         "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

         "PARENT CAPITAL STOCK" shall mean, collectively, the Parent Common Stock, the Parent Preferred Stock and any other class or series of capital stock of Parent.

         "PARENT COMMON STOCK" shall mean the $.01 par value common stock of Parent.

         "PARENT COMPANIES" shall mean, collectively, Parent and all Parent Subsidiaries.

         "PARENT DISCLOSURE MEMORANDUM" shall mean the written information entitled "AccuStaff Incorporated Disclosure Memorandum" delivered prior to the date of this Agreement to Company describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

         "PARENT FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Parent as of March 31, 1996, and as of December 31, 1995 and January 1, 1995, and the related statements of income, stockholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 1996, and for each of the three fiscal years ended December 31, 1995, January 1, 1995 and January 2, 1994, as filed by Parent in SEC Documents, and (ii) the consolidated balance sheets of Parent (including related notes and schedules, if any) and related statements of income, stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 1996.

         "PARENT PREFERRED STOCK" shall mean the $.01 par value preferred stock of Parent.

         "PARENT SUBSIDIARIES" shall mean the Subsidiaries of Parent.

         "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

         "PARTY" shall mean either Company or Parent, and "PARTIES" shall mean both Company and Parent.

         "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

         "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

         "REGULATORY AUTHORITIES" shall mean, collectively, the SEC, the NASD, the Federal Trade Commission, the United States Department of Justice, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

         "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

         "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

         "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

         "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

         "SUB COMMON STOCK" shall mean the $1.00 par value common stock of Sub.

         "SUB II COMMON STOCK" shall mean the $1.00 par value common stock of Sub II.

         "SUBSIDIARIES" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), or (ii) in the case of partnerships, serves as a general partner.

         "TAX" or "TAXES" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

         "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

         "THIRD PARTY CLAIM" shall mean any Litigation that is instituted against an Indemnitee by a person or entity other than an Indemnitor and which, if prosecuted successfully, would result in a Loss for which such Indemnitee is entitled to indemnification under Article 11 (and shall specifically include the ASI Litigation).

         "VSCA" shall mean the Virginia Stock Corporation Act.

             (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

       ASI Escrow Exchange Ratio        Section 3.1(d)
       ASI Litigation                   Section 11.1(c)
       Closing                          Section 1.3
       Company Benefit Plans            Section 5.12
       Company Contracts                Section 5.13
       Company ERISA Plan               Section 5.12
       Company Merger                   Section 1.1
       Effective Time                   Section 1.4
       Exchange Ratio                   Section 3.1(d)
       Fixed Exchange Ratio             Section 3.1(d)
       General Escrow Exchange Ratio    Section 3.1(d)
       Mergers                          Section 1.3
       MGI Exchange Ratio               Section 3.1(e)
       MGI Merger                       Section 1.2
       Tax Opinion                      Section 10.1(h)

       (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     13.2   EXPENSES.
            --------

       (a) Except as otherwise provided in this Section 13.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

       (b) Nothing contained in this Section 13.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

   13.3    BROKERS AND FINDERS. Except for Gateway Partners, Inc. and Desrosier
           -------------------
& Company, Incorporated as to Company, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Company or Parent, each of Company and Parent, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

   13.4    ENTIRE AGREEMENT.  Except as otherwise expressly provided herein,
           ----------------
this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 9.5(b), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

   13.5    AMENDMENTS.  To the extent permitted by Law, this Agreement may be
           ----------
amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Company Common Stock and MGI Common Stock, there shall be made no amendment that reduces or modified in any material respect the consideration to be received by holders of Company Common Stock or MGI Common Stock without the further approval of the Shareholders.

    13.6   WAIVERS.
           -------

       (a) Prior to or at the Effective Time, Parent, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Company, to waive or extend the time for the compliance or fulfillment by Company of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Parent under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Parent.

       (b) Prior to or at the Effective Time, Company, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Parent, to waive or extend the time for the compliance or fulfillment by Parent of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Company.

       (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

   13.7    ASSIGNMENT.  Except as expressly contemplated hereby, neither this
           ----------
Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

   13.8    NOTICES.  All notices or other communications which are required or
           -------
permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

       Company:             The McKinley Group, Inc.
                            115 Chester Street
                            Front Royal, Virginia _____

                            Attention: James J. Wayland, Jr., President

        Copy to Counsel:    Hunton & Williams
                            Suite 1700
                            1751 Pinnacle Drive
                            McLean, Virginia 22102
                            Telecopy Number:  (703) 714-7410

                            Attention: Joseph W. Conroy

        Parent:             AccuStaff Incorporated
                            6440 Atlantic Boulevard
                            Jacksonville, Florida 32211
                            Telecopy Number:  (904) 724-6464

                            Attention: Derek E. Dewan, President

       Copy to Counsel:    Alston & Bird
                           One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3424
                           Telecopy Number:  (404) 881-7777

                           Attention: Timothy Mann, Jr.

     13.9    GOVERNING LAW. This Agreement shall be governed by and construed in
             -------------
accordance with the Laws of the State of Florida, without regard to any applicable conflicts of Laws, except to the extent that the Laws of the Commonwealth of Virginia govern the provisions of Articles 1, 2, 3 and 4.

     13.10   COUNTERPARTS. This Agreement may be executed in two or more
             ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     13.11   CAPTIONS; ARTICLES AND SECTIONS. The captions contained in this
             -------------------------------
Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

     13.12   INTERPRETATIONS. Neither this Agreement nor any uncertainty or
             ---------------
ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

     13.13   ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable
             ------------------------
damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     13.14   SEVERABILITY.  Any term or provision of this Agreement which is
             ------------
invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

   IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                            ACCUSTAFF INCORPORATED


/s/ Michael D. Abney               By:  /s/  Derek E. Dewan
- ---------------------------            ---------------------------
Assistant Secretary                    President


CORPORATE SEAL


ATTEST:                            ACCUSTAFF MERGER CORP.


                                   By: /s/ Derek E. Dewan
- ---------------------------           ---------------------------
Secretary                             President


CORPORATE SEAL


ATTEST:                            ACCUSTAFF MERGER SUBSIDIARY, INC.


                                   By: /s/ Derek E. Dewan
- ---------------------------           -----------------------------
Secretary                              President


CORPORATE SEAL


ATTEST:                            THE MCKINLEY GROUP, INC.


                                   By: /s/ James J. Wayland, Jr.
- ---------------------------           ----------------------------
Secretary                              President


CORPORATE SEAL

ATTEST:                         MGI SERVICES, INC.


                                By: /s/ Guy B. Wayland
- ---------------------------        --------------------------
Secretary                           President


CORPORATE SEAL


                                SHAREHOLDERS:

                                 /s/ James J. Wayland, Jr.
                                -----------------------------
                                 James J. Wayland, Jr.


                                 /s/ Edward D. Wayland
                                -----------------------------
                                 Edward D. Wayland

                                 /s/ Gary S. Wayland
                                -----------------------------
                                 Gary S. Wayland